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                                                                      EXHIBIT 11

                             [LETTERHEAD OF EMCON]

                                 May 17, 1999

To Our Shareholders:

  On behalf of the Board of Directors (the "Board") of EMCON (the "Company"), we are pleased to inform you that on May 10, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with The IT Group, Inc., a Delaware corporation ("Parent"), and its wholly owned subsidiary, Seismic Acquisition Corporation, a California corporation ("Purchaser"). Pursuant to the Merger Agreement, Purchaser today has commenced a tender offer (the "Tender Offer") to purchase all of the issued and outstanding shares (the "Shares") of the common stock, no par value per share, of the Company at a price of $6.75 per Share, net to seller, in cash, without interest. The Tender Offer is currently scheduled to expire at Midnight, New York City time, on Monday, June 14, 1999.

  Following the successful completion of the Tender Offer and upon approval by shareholder vote, if required, Purchaser will be merged with and into the Company (the "Merger"). If Purchaser holds at least 90% of the Shares issued and outstanding at the effective time of the Merger (the "Effective Time"), any remaining Shares prior to the Effective Time will be canceled and converted into the right to receive $6.75 per Share, net to seller, in cash, without interest (except for any Shares held by Parent, Purchaser, the Company or any of their wholly owned subsidiaries or any Shares as to which you have exercised dissenter's rights of appraisal).

  If, however, Purchaser does not hold at least 90% of the Shares issued and outstanding at the Effective Time, any remaining Shares prior to the Effective Time (except for any Shares held by Parent, Purchaser, the Company or any of their wholly owned subsidiaries or any Shares as to which you have exercised dissenter's rights of appraisal) will be canceled and converted into the right to receive that fraction of a fully paid and nonassessable share of common stock, par value $0.01 per share, of Parent (the "Parent Common Stock") equal to the Conversion Number. The Conversion Number is equal to a fraction (rounded to the nearest third decimal point), (a) the numerator of which is equal to $6.75, or any greater amount paid pursuant to the Tender Offer and
(b) the denominator of which is equal to the average of the closing sales price of a share of Parent Common Stock as reported on the New York Stock Exchange for each of the ten (10) consecutive trading days ending on, and including, the second trading day immediately preceding the date on which the Company's shareholders adopt and approve the Merger (the "Parent Average Stock Price"). If the Parent Average Stock Price is equal to or less than $12.50, then the Conversion Number will be 0.540.

  THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

  In arriving at its recommendation, the Board gave careful consideration to the factors described in the attached Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") that is being filed today with the Securities and Exchange Commission. Among other things, the Board considered the opinion of its financial advisor, Raymond James & Associates, Inc., stating that the terms of the Offer and Merger are fair, from a financial point of view, to the shareholders of the Company.
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  In addition to the attached Schedule 14D-9, also enclosed is the Offer to
Purchase dated May 17, 1999, together with related materials, including a Letter of Transmittal, to be used for tendering your Shares in the Offer. These documents state the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your Shares. We urge you to read these documents carefully in making your decision with respect to tendering your Shares pursuant to the Offer.

                                          On behalf of the Board of Directors,

                                          /s/ Douglas P. Crane
                                          Douglas P. Crane
                                          Chairman of the Board

                                          /s/ Eugene M. Herson

                                          Eugene M. Herson
                                          President and Chief Executive
                                           Officer